Exhibit 99.1

ANACOR PHARMACEUTICALS AND SANDOZ ENTER INTO AN AGREEMENT FOR THE COMMERCIALIZATION OF KERYDINTM IN THE UNITED STATES

Anacor Will Host a Conference Call Today at 8:00 a.m. EDT / 5:00 a.m. PDT

Palo Alto, CA — July 21, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) today announced that it has entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz will distribute and commercialize Anacor’s drug KERYDINTM (tavaborole) topical solution, 5% in the United States.  PharmaDerm, the branded dermatology business of Sandoz, will be responsible for the sales and marketing of KERYDIN.  On July 8, 2014, Anacor announced that the U.S. Food and Drug Administration (FDA) approved the New Drug Application for KERYDIN, the first oxaborole antifungal approved for the topical treatment of onychomycosis of the toenails, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States, according to Podiatry Today.

The agreement with Sandoz entitles Anacor to upfront payments totaling $40 million and an additional milestone payment of $25 million expected to be paid in January 2015.  Under the agreement, Sandoz and Anacor will share equally, under a long-term profit-sharing arrangement, the gross profits (defined as net sales less cost of goods sold) accrued by Sandoz on sales of KERYDIN, except that in 2015 Anacor will start receiving profit-sharing payments after the first $50 million of gross profits have been accrued by Sandoz.  The long-term profit-sharing arrangement includes cumulative minimum profit-sharing payments to Anacor in 2016 totaling $45 million.  Anacor will also have the option to repurchase all rights in KERYDIN from Sandoz on the later of three years from launch or December 31, 2017, at a price to be determined pursuant to the agreement.

Under the terms of the agreement, Anacor will supply product to Sandoz at cost through Anacor’s contract manufacturers, and Sandoz will be responsible for all of its selling, marketing, distribution, general and administrative costs related to the commercialization of KERYDIN.   Anacor will hold the NDA and will be responsible for any further development of KERYDIN.

“We are pleased to enter into this agreement with Sandoz to commercialize KERYDIN in the U.S. through PharmaDerm,” said Paul Berns, Chief Executive Officer of Anacor Pharmaceuticals.  “PharmaDerm’s dedication to branded prescription products to treat dermatological and podiatric diseases makes it an ideal collaborator to launch KERYDIN.  In addition, PharmaDerm has an experienced sales force which will be able to reach the specialty physicians who treat large numbers of patients with onychomycosis.”

Conference Call and Webcast

Anacor will host a conference call at 8:00 a.m. EDT / 5:00 a.m. PDT today, during which management will discuss the distribution and commercialization agreement with Sandoz. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at http://www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDINTM (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration for the topical treatment of onychomycosis of the toenails.  Anacor’s lead product candidate is AN2728, an investigational anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis. In addition, Anacor has discovered three other wholly-owned investigational product candidates — AN2718 and AN2898, which are backup compounds to KERYDIN and AN2728, respectively, and AN3365, an investigational antibiotic for the potential treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other investigational compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the potential treatment of an animal health indication; the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness); and the third compound is licensed to GlaxoSmithKline, LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based investigational compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, safety and efficacy of Anacor’s product candidates, timing and potential approval of Anacor’s product candidates and timing and potential commercial success of Anacor’s products. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Anacor undertakes no obligation to update any forward-looking statement in this press release except as required by law. These forward looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: Anacor’s ability to timely and successfully launch KERYDIN pursuant to its distribution and commercialization agreement with Sandoz; any issues or delays arising during the course of Anacor’s Phase 3 studies or other studies relating to AN2728; any delay or failure by the FDA to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

Company Contacts:

Geoff Parker, 650-543-7516

Executive Vice President and Chief Financial Officer

DeDe Sheel, 650-543-7575

Senior Director, Investor Relations and Corporate Communications